Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

US Gold Corporation:

We consent to the incorporation by reference in the Form S-3 (No. 333-136587) registration statement of US Gold Corporation of our reports dated March 17, 2008, with respect to the consolidated balance sheet of US Gold Corporation and subsidiaries as of December 31, 2007, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of US Gold Corporation.

KPMG LLP

/s/ KPMG

Denver, Colorado

June 25, 2008